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                                                                   EXHIBIT 4.1


                              WARRANT CERTIFICATE

                         *COMMON SHARE PURCHASE WARRANTS

WARRANTS TO PURCHASE COMMON SHARES OF ENVIRONMENTAL
SOLUTIONS WORLDWIDE, INC.

THIS IS TO CERTIFY THAT, for value received, ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC. (the "Corporation"), a corporation incorporated under the laws of the State of Florida agrees, subject to the terms and conditions hereinafter expressed, to sell and deliver to the bearer of this Warrant Certificate one fully paid and non-assessable common share of the Corporation for each Warrant represented hereby together with the Subscription Form on the reverse side hereof duly executed at any time prior to 5:00 p.m. eastern standard time on April 9th, 2004 (the "Expiry Time"), at the principal office of the Corporation and upon payment therefor of the purchase price of $ * US per common share.

These Warrants are issued subject to the terms and conditions governing the holding of the Warrants as set forth on the reverse hereof.

These Warrants shall become wholly void and shall terminate and lapse at the Expiry Time and thereafter be of no further force and effect.

IN WITNESS WHEREOF the Corporation has caused these Warrants to be executed by its proper officers.

DATED the      day of April, 1999.

                         ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.


                         Per:
                              ----------------------------------
                                         President


                              TERMS AND CONDITIONS

     I. If the Corporation between the date hereof and the Expiry Time (a) consolidates its common shares into a lesser number of shares, subdivides its common shares into a greater number of shares or reclassifies its common shares, then when the right to purchase is exercised the holder shall have the right to receive and the obligation to take shares in number and description as if such holder had exercised the right to purchase hereunder before such event or the first of such events, if more than one, and had held the securities such holder would have received until such event, or (b) consolidates, amalgamates or merges with any other body corporate, then when the right to purchase is exercised the holder shall have the right to receive and the obligation to take the securities in the consolidated, amalgamated or merged body corporate as if such holder had exercised the right to purchase hereunder before such event and had held the securities such holder would have received until such event, or (c) pays any stock dividend(s) or makes any other distribution other than dividends in the ordinary course upon its common shares, then when the right to purchase is exercised the holder shall have the right to receive the additional number of securities of the appropriate class payable pursuant to the stock dividend or dividends or other distribution as if such holder had exercised the right to purchase before the payment of such stock dividend or dividends or other distribution and had held the securities such holder would have received until such event, or (d) transfers all or substantially all of its assets,

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then when the right to purchase is exercised the holder shall have the right to receive and the obligation to take the securities in number and description or other property as if such holder had exercised the right to purchase before such event and had held the securities such holder would have received until such event, or (e) fixes a record date for the issue of rights, options or warrants to all or substantially all the holders of common shares under which such holders are entitled during a period expiring not more than forty-five days after the record date for such issue to subscribe for or purchase common shares, or securities convertible into or exchangeable for common shares, at a price per common share or having a conversion or exchange price per common share less than 80% of the weighted average closing market price per common share on the Stock Exchange for the thirty trading days preceding such record date, then, the Exercise Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Exercise Price in effect on such record date by a fraction of which the numerator shall be the total number of common shares outstanding on such record date plus a number equal to the number arrived at by dividing the aggregate price of the total number of additional common shares offered for subscription or purchase, or the aggregate conversion or exchange price of the convertible securities so offered, by the aforesaid weighted average market price per common share and of which the denominator shall be the total number of common shares outstanding on such record date, plus the total number of additional common shares offered for subscription or purchase (or into which the convertible securities so offered are convertible or exchangeable); to the extent that any adjustment in the Exercise Price occurs pursuant to this clause (e) as a result of the fixing by the Corporation of a record date for the distribution of rights, options or warrants referred to in this clause (e), the Exercise Price shall be readjusted immediately after the expiration of any relevant exchange, conversion or exercise right to the Exercise Price which would be in effect based upon the number of common shares actually issued and remaining issuable after such expiration, and shall be further readjusted in such manner upon expiration of any ftirther such right. Further, if the holder exercises Warrants prior to the expiry of the relevant rights, options or warrants referred to in this clause, the holder shall have the right to receive such number of rights, options or warrants as it would have been issued had it exercised such Warrants prior to the record date for the issuance of such rights, options or warrants.
     2. Payment of the purchase price may only be made by delivery to the Corporation of a certified cheque, bank draft or money order payable in Canadian funds at par to the order of the Corporation.
     3. A share certificate evidencing the common shares of the Corporation purchased will be issued and delivered or mailed by prepaid mail to the purchaser as soon after receipt of the subscription and payment as may be practicable.
     4. The holding of this Warrant shall not constitute being a shareholder of the Corporation.
     5. This Warrant and all rights hereunder are transferable by delivery. The holder of this Certificate may have the Certificate divided into two or more Certificates, evidencing the total number of Warrants evidenced by this Certificate, upon demand of the same to the Corporation. The holder of this Certificate may subscribe for and purchase any lesser number of common shares than the number of common shares subject to purchase under this Certificate and in such event shall be entitled to receive a new certificate or certificates representing the balance of the Warrants evidenced by this Certificate not then subscribed for. The Corporation shall not be obligated to issue fractional common shares in satisfaction of its obligations hereunder and any fractional shares to which the holder might otherwise be entitled shall be canceled. The Corporation may, without any liability whatsoever, treat the bearer of this Certificate for all purposes as the absolute owner hereof, notwithstanding any notice or knowledge, actual or otherwise, to the contrary.
     6. No person, firm or corporation who is a national or resident of the United States of America or the territories or possessions or any other jurisdiction may purchase common shares hereunder where such purchase would constitute a breach of State, Federal or other securities laws.
     7. Every holder of this Certificate and the Warrants represented hereby, by accepting the same, agrees without reservation to the terms herein set forth.
     8. Time shall be of the essence hereof.

                      SUBSCRIPTION FOR COMMON SHARES
                      ------------------------------
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TO: ENVIRONMENTAL SOLUTIONS WORLDWIDE, INC.

The undersigned hereby exercises the right to purchase and subscribes for common shares of the Corporation at a price of $ * US per common share, payment for which is submitted herewith.

Total Subscription Price: $

DATED the      day of



------------------------
      Subscriber

Address in full:



Shares to be registered as follows: